Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-278603) of our report dated April 2, 2024, relating to the financial statements of Phoenix Biotech Acquisition Corp. as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023. Our report contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the use of our name as it appears under the caption “Experts” in this Registration Statement.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

April 26, 2024